Exhibit 99.2

Pogo Producing Company

Supplemental  Information (Unaudited) (1)

	Quarter Ended		Nine Months Ended
Financial Data	September 30		September 30
(Data in $ thousands, except per share amounts)	2007	2006	2007	2006

Revenues:
Oil and gas	$200,311	$228,077	$631,233	$708,056
Other	761	4,042	4,309	5,265
Total	201,072	232,119	635,542	713,321

Operating Expenses:
Lease operating	37,980	45,771	134,542	132,224
General and administrative	27,363	31,835	84,257	73,282
Exploration	5,586	3,092	19,588	4,766
Dry hole and impairment	7,765	32,381	59,431	68,289
Depreciation, depletion and amortization	79,476	72,065	243,432	199,321
Production and other taxes	14,000	19,632	46,947	47,624
(Gain) loss on property sales	(2,433)	3,031	(131,915)	(305,330)
Other	16,696	(2,620)	29,824	8,003
Total	186,433	205,187	486,106	228,179

Operating Income (Loss)	14,639	26,932	149,436	485,142

Interest:
Charges	(31,418)	(41,323)	(115,166)	(105,612)
Income	10,341	60	10,430	278
Capitalized	13,514	21,617	53,456	56,442
Total Interest Expense	(7,563)	(19,646)	(51,280)	(48,892)

Loss on Debt Extinguishment	(6,930)	—	(6,930)	—

Commodity Derivative Income (Expense)	(1,699)	10,545	(6,346)	6,752

Foreign Currency Transaction Gain (Loss)	(25)	2	—	25

Income (Loss) From Operations Before Income Taxes	(1,578)	17,833	84,880	443,027

Income Tax Expense (Benefit)	(1,289)	6,720	22,890	49,493

Net Income from continuing operations	(289)	11,113	61,990	393,534

Income (loss) from discontinued operations, net of tax	(45,607)	22,225	(173,894)	69,158

Net income (loss)	$(45,896)	$33,338	$(111,904)	$462,692

Basic earnings per share
Income from continuing operations	$—	$0.19	$1.07	$6.83
Income (loss) from discontinued operations	(0.79)	0.39	(3.00)	1.21

Basic earnings (loss) per share	$(0.79)	$0.58	$(1.93)	$8.04

Diluted earnings per share
Income from continuing operations	$—	$0.19	$1.06	$6.78
Income (loss) from discontinued operations	(0.79)	0.39	(2.97)	1.19

Diluted earnings (loss) per share	$(0.79)	$0.58	$(1.91)	$7.97

Weighted Average Number of Common Shares
and Potential Common Shares Outstanding:
Basic shares	58,164	57,618	58,074	57,578
Diluted shares	58,164	57,863	58,492	58,047

Discretionary Cash Flow:
Net Income (loss)	$(45,896)	$33,338	$(111,904)	$462,692
(Income) loss from discontinued operations, net of tax	45,607	(22,225)	173,894	(69,158)
Depreciation, depletion and amortization	79,476	72,065	243,432	199,321
Deferred taxes	21,848	56,440	(53,138)	(45,814)
Dry hole and impairment	7,765	32,381	59,431	68,289
Exploration	5,586	3,092	19,588	4,766
(Gain) loss on property sales	(2,433)	3,031	(131,915)	(305,330)
Other noncash	8,137	(33,144)	8,499	(55,029)
Discretionary cash flow from operationsbefore changes in assets and liabilities	120,090	144,978	207,887	259,737
Discretionary cash flow from discontinued operations	(29,323)	75,276	131,110	229,545

Total	$90,767	$220,254	$338,997	$489,282

(1)  Supplemental Information should be read in conjunction with Pogo's Quarterly Earnings Release